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                             PUT AND CALL AGREEMENT

         This PUT AND CALL AGREEMENT (this "AGREEMENT") is made as of February 24, 2004, by and among the shareholders of Bicycle Holding, Inc., a Delaware corporation (the "COMPANY") set forth on the signature pages hereto (each a "PUT HOLDER" and collectively, the "PUT HOLDERS") and Jarden Corporation, a Delaware corporation (the "BUYER");

                                    RECITALS

         A. On the date hereof, the Buyer, the Company, certain Put Holders, and each of the other shareholders of the Company have entered into a Securities Purchase Agreement, substantially in the form attached hereto as Exhibit A (the "PURCHASE AGREEMENT"), pursuant to which the Buyer will purchase all of the outstanding capital stock of the Company, other than the shares of the Company's common stock, par value $0.01 per share (the "COMMON STOCK") held by the Put Holders and set forth on Schedule 1 to this Agreement (such shares are collectively referred to herein as the "PUT/CALL SHARES").

         B. The Purchase Agreement contemplates that the parties hereto shall enter into this Agreement, pursuant to which (i) Buyer may exercise a call right to purchase all of the Put/Call Shares from the Put Holders on the terms and conditions set forth herein; and (ii) each Put Holder may exercise a put right to sell all of its portion of the Put/Call Shares to Buyer on the terms and conditions set forth herein.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the above premises and in consideration of the mutual covenants and undertakings of the parties as set forth below and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Definitions.

              (a) Capitalized terms used but not otherwise defined in this Agreement shall have the same respective meanings assigned to them in the Purchase Agreement.

              (b) In addition to terms defined elsewhere in this Agreement, the following terms and phrases shall have the following respective meanings for purposes of this Agreement:

                   (i) "CALL PRICE BASELINE" means the product of (A) the "Adjusted Equity Value" (as determined pursuant to Section 2.1(a)(i)(A) of the Purchase Agreement and as adjusted (if at all) pursuant to Exhibit A to the Purchase Agreement prior to any exercise of the Call Right or a Put Right hereunder); multiplied by (B) 100.5%.

                   (ii) A "PUT HOLDER PERCENTAGE" means with respect to any Put Holder, the percentage figure which expresses the ratio, on a fully diluted basis, between (A) the aggregate amount of Put/Call Shares held by such Put Holder, and (B) the aggregate amount of Purchased Securities and Put/Call Shares.

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                   (iii) The "MAXIMUM PUT RIGHT CONSIDERATION" means with
respect to any Put Holder the product of (A) the Call Price Baseline; multiplied by (B) such Put Holder's Put Holder Percentage.

                   (iv) The "MINIMUM PUT RIGHT CONSIDERATION" means with respect to any Put Holder the product of (A) 95% multiplied by (B) the Adjusted Equity Value multiplied by (C) such Put Holder's Put Holder Percentage.

                   (v) "PER SHARE HOLDBACK AMOUNT" means the quotient of (A) $20,000,000 divided by (B) the Total Company Share Number.

                   (vi) "PUT/CALL SHARE PERCENTAGE" means the percentage figure which expresses the ratio, on a fully diluted basis, between (A) the aggregate amount of Put/Call Shares, and (B) the aggregate amount of Purchased Securities and Put/Call Shares.

                   (vii) "PUT/CALL TRANSFER MATERIALS" means with respect to each Put Holder, all certificates and other instruments evidencing or otherwise representing all Put/Call Shares owned by such Put Holder, free and clear of all Encumbrances, and a power or powers duly executed in blank and sufficient to convey to the Buyer good and valid title in and to all such Put/Call Shares, together with all accrued benefits and rights attaching thereto.

                   (viii) The "PUT PRICE BASELINE" means with respect to each Put Holder, the product of (A) seven and seventy three hundredths (7.73); multiplied by (B) the Company EBITDA for the latest trailing twelve months reasonably calculable by the Company upon any such Put Holder's exercise of its Put Right.

                   (ix) "TOTAL COMPANY SHARE NUMBER" means the sum of (i) the aggregate number of Purchased Shares plus (ii) the aggregate number of Put/Call Shares.

         2. Grant of Call Right.

              (a) Subject to the terms and conditions set forth herein, each Put Holder hereby grants to Buyer the right to purchase all of the Put/Call Shares owned by such Put Holder (the "CALL RIGHT"). Buyer may exercise the Call Right at any time during the period commencing on October 1, 2004 and ending on November 1, 2004 (the "CALL EXERCISE PERIOD"); provided, however, that the Call Right may not be exercised unless the Closing of the transactions contemplated by the Purchase Agreement has occurred.

              (b) The cash purchase price to be paid by Buyer upon exercise of the Call Right shall be equal to product of (i) the Call Price Baseline, multiplied by (ii) the Put/Call Share Percentage (the "CALL RIGHT CASH CONSIDERATION"). The Call Right Cash Consideration will be paid to the Put Holders, less the Aggregate Call Holdback Amount, as set forth in Section 4(a).

              (c) Buyer may not exercise the Call Right with respect to less than all of the Put/Call Shares owned by all of the Put Holders. To exercise the Call Right, Buyer shall deliver a written notice of such exercise (a "CALL ELECTION NOTICE") to the Seller Representative at any time during the Call Exercise Period.

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         3. Grant of Put Right.

              (a) Subject to the terms and conditions set forth herein, Buyer hereby grants to each Put Holder the right to sell to Buyer all of the Put/Call Shares owned by such Put Holder (such right with respect to each such Put Holder, a "PUT RIGHT"). Each Put Holder may exercise its Put Right at any time during the period commencing on January 1, 2005 and ending on March 1, 2005 (the "PUT EXERCISE PERIOD"); provided, however, that no Put Right may be exercised unless (i) the Closing of the transactions contemplated by the Purchase Agreement has occurred; and (ii) the Buyer has not exercised the Call Right and consummated the Purchase of the Put/Call Shares within 10 Business Days following the end of the Call Exercise Period.

              (b) Subject to the limits set forth in this Section 3(b), the cash purchase price to be paid by Buyer to a Put Holder upon exercise of such Put Holder's Put Right shall equal the product of (i) the Put Price Baseline; multiplied by (ii) such Put Holder's Put Holder Percentage (such product being such Put Holder's "PUT RIGHT CASH CONSIDERATION"). Notwithstanding the immediately preceding sentence, if a Put Holder's Put Right Cash Consideration is greater than the Maximum Put Right Consideration, such Put Holder's Put Right Cash Consideration shall be deemed to be the Maximum Put Right Consideration; and if such Put Holder's Put Right Cash Consideration is less than the Minimum Put Right Consideration, such Put Holder's Put Right Cash Consideration shall be deemed to be the Minimum Put Right Consideration. A Put Holder's Put Right Cash Consideration shall be paid to such Put Holder, less such Put Holder's Individual Put Holdback Amount, as set forth in Section 4(b).

              (c) A Put Holder may exercise its Put Right only with respect to all of the Put/Call Shares held by such Put Holder, but no Put Holder shall be compelled to exercise its Put Right by the exercise of Put Rights by one or more other Put Holders. To exercise its Put Right, a Put Holder shall at any time during the Put Exercise Period deliver a written notice of such exercise (a "PUT ELECTION NOTICE") to the Seller Representative, along with such Put Holder's Put/Call Transfer Materials. The Seller Representative will promptly transfer any such Put Election Notice or Put Election Notices (if such Notices are received on a given date from more than one Put Holder) to the Buyer, along with such Put Holder's Put/Call Transfer Materials.

         4. Transfer of Put/Call Shares and Payment of Cash Consideration.

              (a) Call Right Cash Consideration. Upon receipt of a Call Election Notice, the Seller Representative shall promptly notify each Put Holder that the Buyer has exercised the Call Right. Each Put Holder, following receipt of such notice from the Seller Representative, will promptly deliver to the Seller Representative such Put Holder's Put/Call Transfer Materials, and the Seller Representative will promptly forward such Put/Call Transfer Materials to Buyer. Upon receipt of Put/Call Transfer Materials representing 100% of the Put/Call Shares, Buyer shall pay to the Seller Representative (on behalf of the Put Holders) by wire transfer of immediately available funds an amount equal to the Call Right Cash Consideration less an amount equal to the product of (A) the Per Share Holdback Amount; multiplied by (B) the aggregate number of Put/Call Shares (the "AGGREGATE CALL HOLDBACK AMOUNT").

              (b) Put Right Cash Consideration. Following a Put Holder's delivery of a Put Election Notice and its Put/Call Transfer Materials, the Seller Representative will promptly

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deliver the Put Election Notice and such Put/Call Transfer Materials to Buyer.
Within two Business Days of receipt of such Put Election Notice and Put/Call Transfer Materials from the Seller Representative, Buyer shall pay to the Seller Representative (on behalf of such Put Holder) by wire transfer of immediately available funds an amount equal to such Put Holder's Put Right Cash Consideration less an amount equal to the product of (A) the Per Share Holdback Amount; multiplied by (B) the number of Put/Call Shares owned and delivered by such Put Holder (the "INDIVIDUAL PUT HOLDBACK AMOUNT").

              (c) Treatment of Holdbacks. Buyer shall retain the Aggregate Call Holdback Amount or any Individual Put Holdback Amounts, as applicable, from any payments of the Call Right Cash Consideration or Put Right Cash Consideration made under this Agreement, and any such amounts so retained shall be deemed upon retention to have been automatically added to the "Holdback Amount" (as such term is used in the Purchase Agreement) and thereafter treated in all respects as a portion of the Holdback Amount pursuant to the terms of the Purchase Agreement. Upon any such addition to the Holdback Amount, the Irrevocable Letter of Credit issued in favor of the Seller's pursuant to Section 12.6 of the Purchase Agreement shall be adjusted and increased so that it fully secures the Buyer's performance of its obligations under the Holdback Amount, as increased by such addition.

              (d) Adjustment of Prior Indemnification Claims. Each Put Holder, following the Buyer's exercise of the Call Right, or if the Call Right is not exercised, any Put Holder following its exercise of a Put Right (and the automatic addition of the Aggregate Call Holdback Amounts or Individual Put Holdback Amount, as applicable, to the Holdback Amount pursuant to Section 4(c)), shall upon any eventual distributions of the Holdback Amount pursuant to
Section 12.6 of the Purchase Agreement be deemed to have contributed pro-rata, in accordance with its Put Holder Percentage, to the satisfaction of any indemnification claim made against all Sellers under the Purchase Agreement that was resolved and satisfied against the Holdback Amount prior to any exercise of such Call or Put Right. Following the Closing of the Purchase Agreement, no assertion or existence of any indemnification claim (whether or not resolved) shall prevent either Buyer or any Put Holder from exercising a Call Right or Put Right as set forth herein.

         5. Rights of Parties Prior to Exercise of Call or Put Rights.

              (a) Prior to any exercise of Call or Put Rights, the Put Holders shall maintain all indicia of ownership of the Put/Call Shares, including the rights to collect any dividends paid on such shares, to control the votes associated with such shares; and to transfer such shares; provided, however, that any transferee of the Put/Call Shares must expressly agree to be bound by this Agreement.

              (b) Except for the Call Right set forth herein, Buyer shall not compel any Put Holder to transfer its Put/Call Shares. Buyer shall not consummate any merger, consolidation, or similar corporate restructuring that, by operation of law or otherwise, would result in the Put/Call Shares being exchanged or converted into cash, securities of other entities, or other consideration. All appropriate terms and conditions of this Agreement will be modified as necessary to reflect any stock split, reverse stock split, stock dividend, or other like change with respect to the Put/Call Shares or the capitalization of the Company.

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              (c) Nothing in this Agreement shall prevent the Buyer from effecting intra-company loans to or between any of its direct or indirect majority owned subsidiaries (including, after the Closing of the Purchase Agreement, the Company).

         6. Effect of Exercise of Call or Put Rights under the Purchase Agreement. From and after the purchase by the Buyer of any Put/Call Shares pursuant to this Agreement:

              (a) For all purposes under the Purchase Agreement, such Put/Call Shares shall not be considered "Put/Call Shares" but instead shall be considered "Purchased Securities" (as such terms are used and defined in the Purchase Agreement);

              (b) each Put Holder of such Put/Call Shares immediately prior to Buyer's purchase shall be considered a Seller (as such term is used and defined in the Purchase Agreement) for all purposes under the Purchase Agreement, and as such shall, without limitation, (i) be entitled to share in any Contingent Payment under Section 2.2 of the Purchase Agreement; and (ii) be subject to the Sellers' indemnification obligations under Section 11 of the Purchase Agreement (and all of the terms, conditions, and limitations set forth therein);

              (c) each Put Holder upon the exercise of the Call Right or its Put Right shall be deemed to have made to Buyer at the Closing of the Purchase Agreement each of the representations and warranties set forth in Sections 3 and 4 of the Purchase Agreement and each applicable covenant of the Sellers therein.

              (d) Buyer shall be deemed to have made at the Closing of the Purchase Agreement each of the representations and warranties set forth in
Section 5 of the Purchase Agreement and each applicable covenant of the Buyer therein (i) to each Put Holder following Buyer's exercise of a Call Right; or
(ii) to any Put Holder following its exercise of its Put Right, as the case may be.

         7. Representations and Warranties of Put Holder. Each Put Holder hereby represents and warrants to Buyer as follows:

              (a) Organization and Good Standing. Such Put Holder, if not an individual, is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable) and has all necessary corporate or organizational power and authority to carry on its business as presently conducted.

              (b) Power and Authorization. Such Put Holder, if not an individual, has all requisite corporate or organizational (as applicable) and other power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by such Put Holder of this Agreement have been duly authorized by all necessary corporate, organizational or other action. This Agreement has been duly and validly executed and delivered by such Put Holder and constitutes the legal, valid and binding obligation of such Put Holder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

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              (c) Such Put Holder, if an individual, is at least eighteen (18)
years of age, and has all requisite power and authority to enter into and perform his obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Put Holder and constitutes the legal, valid and binding obligation of such Put Holder, enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

              (d) No Conflicts. The execution, delivery and performance of this Agreement does not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with (as applicable) the articles or certificate of incorporation, bylaws, articles or certificate of formation or organization, limited liability company or operating agreement, partnership agreement or other organizational document of such Put Holder; (ii) violate or conflict with any Law binding upon such Put Holder or violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which such Put Holder is a party or by which the Put Holder or any of its assets are otherwise bound, except, in each case, for such violations, conflicts, breaches, defaults or losses as would not have an adverse effect upon the ability of such Put Holder to enter into or perform its obligations under this Agreement; or
(iii) result in, require or permit the creation or imposition of any Encumbrance upon or with respect to any of the Put/Call Shares held by such Put Holder. No consent, authorization, waiver by or filing with any governmental agency, administrative body or other third party is required in connection with the execution, delivery or performance of this Agreement by such Put Holder or the consummation by the Put Holder of the transactions contemplated hereby, except for such consents, authorizations, waivers or filings, as to which the failure to obtain would not have an adverse effect upon the ability of such Put Holder to enter into or perform its obligations under this Agreement.

              (e) Proceedings. There are no Proceedings pending or, to the Knowledge of such Put Holder, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon the ability of the Put Holder to enter into or perform its obligations under this Agreement or any such other agreements or instruments.

              (f) Ownership of the Put/Call Shares. Such Put Holder owns all right title and interest, and has good and valid title, in and to all of the Put/Call Shares set forth opposite its name on Schedule I attached hereto, beneficially and of record, free and clear of any Encumbrance. There are no shareholder or other agreements affecting the right of such Put Holder to convey such Put/Call Shares (or rights therein) to the Buyer as contemplated hereby or any other right of the Put Holder with respect to such Put/Call Shares, and such Put Holder has the absolute right, authority, power and capacity to sell, transfer, convey, assign and deliver the Put/Call Shares to the Buyer as contemplated hereby, free and clear of any Encumbrance (except for restrictions imposed generally by applicable securities laws). Upon delivery to the Buyer of the Transfer Materials representing all of the Put/Call Shares set forth opposite such Put Holder's name on Schedule I attached hereto, the Buyer will acquire good and valid title in and to such Put/Call Shares, free and clear of any Encumbrance (except for applicable securities laws restrictions).

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              (g) Such Put Holder hereby acknowledges and agrees that the
Contingent Payment, if any, payable under the Purchase Agreement may be paid, in whole or in part, in the form of Buyer Common Stock (as provided therein) and that, in connection with such potential receipt of Buyer Common Stock (the "RIGHT") in accordance with the Purchase Agreement, such Put Holder hereby further represents and warrants to the Buyer that such Put Holder: (i) except to the extent that the Buyer Common Stock is registered under the Securities Act, is acquiring the Right (and will acquire the related Buyer Common Stock) to be acquired by it under the Purchase Agreement for its own account and not with a view to, or for sale in connection with, any resale, transfer or distribution thereof, nor with any present intention of distributing, or to make any distribution of, such Right (or Buyer Common Stock), except for any reallocation among the Put Holders; (ii) has been afforded an opportunity to ask questions of and receive answers from representatives of the Buyer concerning the terms and conditions of this Agreement and the Purchase Agreement and the acquisition of the Right (and the related Buyer Common Stock) as contemplated hereby; and (iii) if identified as such on Schedule 1 hereto, is an "accredited investor", as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

         8. Representations and Warranties of Buyer. Buyer hereby represents and warrants to each Put Holder as follows:

              (a) Incorporation and Good Standing. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith.

              (b) Power and Authorization. The Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Buyer of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

              (c) Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement nor any other agreement, instrument or other document necessary to consummate the transactions contemplated herein by Buyer nor the consummation by the Buyer of the transactions provided for herein or therein will conflict with, violate, or result in a breach of or default under any material contract or agreement to which the Buyer is a party or by which it is bound or any law, permit, license, order, judgment or decree applicable to the Buyer or any provision of the charter or bylaws of the Buyer, except in each case, for such violations, conflicts, breaches, defaults or losses as would not adversely affect the Buyer's ability to consummate the transactions contemplated hereby in any material respect.

              (d) Consents. Except for consents from the Buyer's lenders (the "BANK CONSENTS"), no consent, authorization, waiver by or filing with any governmental agency, administrative body or other third party is required in connection with the execution or

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performance of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby, except for such consents, authorizations, waivers or filings, as to which the failure to obtain would not adversely affect the Buyer's ability to consummate the transactions contemplated hereby in any material respect.

              (e) Sufficient Funds. The Buyer will have available to it sufficient funds to pay the aggregate Call Right Cash Consideration or Put Right Cash Consideration as required herein and will have obtained any required Bank Consents.

              (f) Investment Representations.

                   (i) Any acquisition by Buyer of any Put/Call Shares will be for its own account for purposes of investment and not for the account of any other Person, not for resale to any other Person, and not with a view to or in connection with a sale or distribution of the Securities. Buyer does not have, and at the time of any acquisition of Put/Call Shares hereunder will not have, any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment for the disposition of the Securities by Buyer.

                   (ii) Buyer understands that at the time of any acquisition of Put/Call Shares hereunder, (A) such Put/Call Shares will not have been registered under the Securities Act, or the securities laws of any state or other jurisdiction, (B) the Put/Call Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and under any applicable state or other jurisdiction's respective securities laws, or an exemption therefrom, and that without an effective registration statement covering the Put/Call Shares or an available exemption from registration under the aforementioned securities laws (including, without limitation, the Securities Act), the Put/Call Shares must be held indefinitely and (C) the Put Holders will not have any obligation to register the Put/Call Shares.

                   (iii) The Buyer acknowledges that on the date hereof and at the time of any acquisition of the Put/Call Shares (A) the Buyer has and will have sufficient knowledge and experience in finance and business matters that it is and will be capable of evaluating the risks and merits of its investment in the Put/Call Shares and the Buyer is and will be able financially to bear the risks thereof; and (B) the Buyer and its directors, officers, employees, attorneys, accountants and advisors have been given the opportunity to ask questions of the officers and management employees of the Company and the Subsidiaries concerning the terms and conditions of this Agreement and the transactions contemplated herein, the purchase of the Put/Call Shares, and the Business.

         9. Seller Representative

              (a) Each Put Holder has executed a Power of Attorney (attached hereto as Exhibit B) that appointed Dudley S. Taft as agent and attorney-in-fact, with full power of substitution and re-substitution, as the "Seller Representative" for and on behalf of such Put Holder, to, in accordance with this Agreement and the Power of Attorney: (i) negotiate, execute, and deliver this Agreement on behalf of each Put Holder; (ii) give and receive payments, notices and communications hereunder on behalf of any Put Holder (including the Call Election Notice, a Put Election Notice (once such election is made by such Put Holder), and any Call Right Cash

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Consideration or Put Right Cash Consideration to be received by such Put Holder hereunder); (iii) to collect Transfer Materials from the Put Holders and distribute same to the Buyer; and (iv) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or implementation of any provision of this Agreement or the Power of Attorney for which the Seller Representative is authorized hereby, thereby or otherwise. The Power of Attorney does not grant the Seller Representative the authority to exercise a Put Right on behalf of any Put Holder. Each Put Holder maintains the exclusive authority and power to exercise a Put Right with respect to its Put/Call Shares..

              (b) To the extent and with respect to matters on which the Seller Representative has been empowered through the Power of Attorney, a decision, act, consent or instruction of the Seller Representative shall constitute a decision of all the Put Holders and shall be final, binding and conclusive upon each of the Put Holders, and the Buyer and any other Person may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each Seller. The Buyer and any other Person (except any Put Holder) are hereby relieved from any liability to any Person for any acts done by them in accordance with any such decision, act, consent or instruction of the Seller Representative.

              (c) In the event that the Seller Representative is unable or unwilling to serve as such, the Sellers shall, within five (5) business days following notice of such inability or unwillingness, appoint a successor Seller Representative, which person shall be a resident of the United States of America, in accordance with the Power of Attorney.

              (d) The Seller Representative shall not be liable for any act done or omitted hereunder as the Seller Representative unless it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Put Holders or undertaken with reckless disregard to the best interests of the Put Holders. Except as provided in this Section 9.4(d), each Put Holder shall, severally and pro rata to the number of Put/Call shares held by such Put Holder, indemnify and hold the Seller Representative harmless from and against any loss, liability or expense incurred on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative.

         10. Equitable Relief. The parties hereto each acknowledge and agree that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed by it in accordance with the specific terms or were otherwise breached and that monetary damages will be an inadequate remedy of such non-performance or breach. Accordingly, in addition to any other remedy that the damaged party may have, the damaged party shall be entitled to enforce the specific performance of the provisions of this Agreement and to seek both permanent and temporary relief in the event of any non-performance of breach hereof.

         11. Termination. This Agreement shall terminate, if at all, upon the earlier to occur of (a) the termination of the Purchase Agreement prior to a Closing thereunder; or (b) expiration

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of the Put Exercise Period, unless either the Call Right or any Put Right has been exercised as of such time.

         12. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given to Put Holders (via the Seller Representative) or to the Buyer in accordance with the terms set forth in the Purchase Agreement.

         13. Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Delaware (and United States federal Law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Any legal action, suit or Proceeding arising out of or relating to this Agreement shall be instituted in any federal court or in any state court in the State of Delaware, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or Proceeding, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such action, suit or Proceeding shall be effective against any party if given as provided herein. Nothing herein contained shall be deemed to affect the right of any party to serve process in any other manner permitted by Law.

         14. Entire Agreement. This Agreement, the Purchase Agreement, the Power of Attorney, and the exhibits and schedules hereto and thereto (and the other agreements contemplated herein and therein) contain the entire agreement of the parties and supersede any and all prior agreements between the parties, written or oral, with respect to the subject matter hereof.

         Execution in Counterparts. This Agreement may be executed in one or more counterparts and by one or more parties to any counterpart, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

         15. Binding Effect; Assignment. No party hereto may assign any of its respective rights or obligations under this Agreement (other than to an Affiliate) without the written consent of the other parties, which shall not be unreasonably withheld, provided, however, no such assignment shall relieve the assignor from any of its duties, obligations or liabilities under this Agreement and the other parties shall be entitled to look solely to the assigning party for the performance of all of the assignor's duties, obligations or liabilities under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of, be binding upon and be enforceable by and against, the parties hereto and their respective successors and permitted assigns.

         16. Amendments; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the Buyer and by the Seller Representative. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          BUYER


                                          JARDEN CORPORATION

                                          /s/ Martin E. Franklin
                                          --------------------------------------
                                          By: Martin E. Franklin
                                          Title: Chief Executive Officer

                   [SIGNATURE PAGE TO PUT AND CALL AGREEMENT]



                                      PUT HOLDERS [each Put Holder will
                                      execute a separate signature page]




                                      ------------------------------------------
                                      By:  Dudley S. Taft, as attorney-in-fact